EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT
Larry Thede, VP — Investor Relations
Quovadx, Inc.
(800) 723-3033 x346

QUOVADX REPORTS FIFTH CONSECUTIVE QUARTER OF SEQUENTIAL
REVENUE GROWTH, UP 68% FROM LAST YEAR

- GAAP Loss Narrows to $(0.01) Per Share -
- Company Targets 2004 GAAP EPS of $0.17 to $0.20 -

ENGLEWOOD, CO, February 11, 2004 — Quovadx, Inc. (Nasdaq: QVDX), a global platform software and vertical solutions company, today announced financial results for its fourth quarter ended December 31, 2003. Total revenue for the fourth quarter of 2003 was $26.3 million, up 68% from $15.6 million from the same period last year. The company recorded software license revenue of $12.0 million this quarter, up 221% from $3.7 million for the fourth quarter of 2002.

Net loss calculated in accordance with generally accepted accounting principles (GAAP) was $(0.5) million or $(0.01) per share for the quarter ended December 31, 2003. This compares with a GAAP loss of $(3.5) million or $(0.11) per share in the fourth quarter of 2002.

“Our fourth quarter performance put an exclamation point on a terrific year for Quovadx,” said Lorine Sweeney, president and chief executive officer of Quovadx. “I’m very pleased with the tremendous progress we’ve made in gaining market share, entering new markets, growing revenue, controlling costs, completing accretive acquisitions and executing our strategic plan.

We’ve recorded sequential growth in total revenue for five consecutive quarters, we’ve successfully grown our high margin software license revenue for six consecutive quarters, and we’ve narrowed our GAAP loss to just a penny a share. I’m confident that we are positioned to report positive GAAP income in 2004.”

Gross margin in the fourth quarter of 2003 improved to 50.2%, compared to 40.1% in the fourth quarter of 2002. The increase reflects the shift in revenue mix toward higher margin software revenue. Software revenue comprised 46% of the company’s total revenue in the fourth quarter of 2003 versus 24% in the same quarter of last year. The Company’s deferred revenue grew to $20.8 million during the quarter from $13.7 million at September 30, 2003.

The company has no debt and ended the fourth quarter with $23.7 million in cash, cash equivalents and short-term investments.

Full year 2003 revenues increased 30.3% to $82.9 million compared with $63.7 million in 2002. Year-over-year software license revenue grew 173% to $32.4 million for the twelve months ending December 31, 2003, compared to $11.9 million in the year earlier period.

Quovadx recorded a GAAP loss of $(5.0) million or $(0.16) per share for full year 2003. In 2002, the company recorded a loss of $(104.1) million or $(3.47) per share on a GAAP basis. The results for 2002 include a one-time, non-cash goodwill impairment charge of $(93.1) million or $(3.10) per share. Excluding the one-time, non-cash charge Quovadx reported a full year 2002 loss of $(11.0) million or $(0.37) per share.

Fourth quarter business activity and key accomplishments include the following:

•	On December 19, Quovadx completed the acquisition of Rogue Wave Software, Inc., a leading provider of reusable software components and services that facilitate application development. The acquisition, announced on November 4, 2003, was structured as an exchange offer, consisting of $4.09 in cash and 0.5292 share of Quovadx common stock for each share of Rogue Wave common stock. The transaction value, net of acquired cash, was $38 million. Fourth quarter 2003 results include $2.3 million of revenue and $1.4 million of net income from Rogue Wave Software’s operations.

•	The Rogue Wave Software division of Quovadx continued to penetrate the market with its Lightweight Enterprise Integration Framework (LEIF) offering. During the quarter, sales were made to 22 companies in the US and abroad, bringing their total LEIF customer base to 45. LEIF and LEIF Data Tier Services help businesses leverage their C/C++ technology to integrate systems, applications and processes through the use of new, service-oriented applications.

•	The CareScience operating unit of Quovadx signed many new agreements, including those with St. Joseph Medical Center, Towson, Maryland, and with Yakima Regional Medical and Heart Center in Washington for the use of the QDX™ Care Management System. CareScience also secured multi-year renewal agreements with St. Vincent Hospital, Birmingham, Alabama, and Hillcrest Medical Center, Tulsa, Oklahoma.

•	Other customers signing software contracts during the quarter included Capital Health Authority, HEALTHvision, Navajo Area Indian Health Service, North Mississippi Health System, Pfizer, Radiology of Ocala, Sisters of Mercy, Trinity Health and the University of Wisconsin.

•	Quovadx continued to grow and strengthen its channel and partner program during the quarter. A strategic agreement was announced with First Consulting Group, an industry-leading outsourcing, consulting and systems integration firm focused within the healthcare vertical. The alliance provides that First Consulting Group will offer its customers in the healthcare and life sciences market a wider array of software and services.

•	Getronics, a Netherlands based leading provider of vendor independent information and communications technology solutions and services, entered into a strategic alliance with Quovadx. Getronics will add QDX™ Platform V to its portfolio of offerings, providing Quovadx with additional distribution capabilities in the European market.

•	During the quarter, customers continued to migrate to QDX Platform V, a next generation integrated product for rapid application development. Released for general availability in October 2002, QDX Platform V provides a flexible services-

•	oriented architecture for building composite applications in an easy plug-and-play manner. 165 customers had converted to the new technology by December 31, 2003.

•	QDX Platform V was ranked first in the KLAS Fall 2003 Top 20 survey of vendor rankings of integration interface engines. The KLAS report is based on direct feedback from IT managers on their experiences with healthcare information technology products. This marks the third consecutive KLAS report where Quovadx emerged as the leader in this category.

•	In November, Quovadx announced the general availability of QDX™ Phoenix Payer Solution Suite, a complete application-service-provider solution for payer, health plan, third-party administrator and managed care organizations. In addition to offering claims processing, QDX Phoenix Solution is the first completely Web-based, fully integrated suite offering flexible healthcare customer relationship management, disease management, utilization management and case management.

•	In December, Quovadx announced that a sample supply-chain management application it developed in adherence with the WS-I (Web Services Interoperability Organization) Basic Profile 1.0 was selected by WS-I as part of its sample application showcase.

“2003 was an outstanding year for Quovadx and we are kicking off 2004 with strong momentum,” stated Ms. Sweeney. “Our recently completed acquisition of Rogue Wave Software affords us an excellent opportunity to bring QUOVADX technology to new customers, new verticals, and new geography. Our strategy is clear and we are focused on our mission of achieving profitability. We have an enviable competitive position and I couldn’t be more optimistic and excited about the future of this company.”

Financial Guidance

For the first quarter of 2004, Quovadx is targeting total revenue between $30 million and $32 million and GAAP EPS in the range of $0.01 to $0.03. For the full year 2004, the company is targeting total revenue between $130 million and $135 million and GAAP EPS in the range of $0.17 to $0.20.

Conference Call

Quovadx will host a conference call today, February 11, 2004 at 5:00 P.M. EST, which will broadcast live over the Internet. Please visit the “Investors” section of the Company’s Website at http://www.quovadx.com. For those who cannot access the live broadcast, a replay will be available at http://www.quovadx.com, or by calling (800) 642-1687 and entering passcode 4973418. The replay will be available through February 18, 2004.

About Quovadx, Inc.

Quovadx (Nasdaq: QVDX), a global software and services firm based in Englewood, Colorado, helps more than 20,000 enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx Inc. is comprised of two primary divisions, the Rogue Wave Software division, which provides reusable software components and services that facilitate application development, and the Enterprise Application division, which offers vertically specific solutions to improve business processes and create value from existing systems. Quovadx serves companies in healthcare, financial services, telecommunications, the public sector, manufacturing, and life sciences. Quovadx operates internationally with more than 600 employees. For more information, please visit http://www.quovadx.com.

Cautionary Statement: Certain forward-looking statements are included in this release, including statements relating to expected revenue and earnings per share targets, future revenue growth, goals and future business opportunities. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Factors that may affect future results include our ability to successfully integrate our recent acquisitions of Care Science and Rogue Wave Software and to achieve the expected benefit of those transactions, market acceptance of and demand for our products, the success of our sales and marketing strategy, our ability to grow revenue, the need to maintain and enhance relationships with systems integrators, channel partners and other parties, competition, economic and general business conditions, failure to meet financial and product expectations of analysts and investors and other risks described in the Company’s annual and quarterly filings with the SEC, copies of which are available without charge from the Company. The filings are available electronically through a link from Quovadx’s investor relations web page or from the SEC Website at www.sec.gov under “Quovadx, Inc.” If any of the events described in those filings were to occur, either alone or in combination, it is likely that our ability to reach the results described in the forward-looking statements could be impaired and our stock price could be adversely affected. We do not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.

# # #

QUOVADX and QDX are trademarks of Quovadx, Inc. Rogue Wave is a registered trademark of Quovadx, Inc. All other company and product names mentioned may be trademarks of the companies with which they are associated.

-Tables to Follow-

Quovadx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2003	December 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$23,688	$31,244
Short-term investments	—	16,377
Accounts receivable	26,065	10,980
Unbilled accounts receivable	9,893	5,571
Other current assets	4,304	1,904

Total current assets	63,950	66,076
Property and equipment, net	6,291	5,326
Software, net	29,221	20,465
Other intangible assets	17,735	6,266
Goodwill	48,785	—
Other assets	5,223	6,476

Total assets	$171,205	$104,609

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,953	$1,288
Accrued liabilities	17,527	6,007
Unearned revenue	20,839	8,241

Total current liabilities	46,319	15,536
Deferred revenue	—	2,125

Total liabilities	46,319	17,661

Commitments and contingencies
Total stockholders’ equity	124,886	86,948

Total liabilities and stockholders’ equity	$171,205	$104,609

End of the period common shares outstanding	38,939	30,176

Quovadx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenue:
License	$11,995	$3,736	$32,368	$11,854
Services	5,025	4,219	18,292	22,459
Recurring	9,264	7,687	32,284	29,345

Total revenue	26,284	15,642	82,944	63,658

Cost of revenue:
License	2,950	1,586	9,941	5,458
Services	4,344	2,919	13,811	14,743
Recurring	5,808	4,857	20,989	19,087

Total cost of revenue	13,102	9,362	44,741	39,288

Gross Profit	13,182	6,280	38,203	24,370

Operating expenses:
Sales and marketing	6,852	3,536	19,431	13,343
General and administrative	3,565	3,639	12,742	13,660
Research and development	2,833	2,193	9,995	7,209
Amortization of acquired intangibles	649	585	1,720	2,307

Total operating expenses	13,899	9,953	43,888	36,519

Loss from operations	(717)	(3,673)	(5,685)	(12,149)
Gain on sale of assets	—	—	—	87
Goodwill impairment	—	—	—	(93,085)
Interest income, net	209	219	694	1,035

Net loss	$(508)	$(3,454)	$(4,991)	$(104,112)

Weighted average common shares outstanding — basic and diluted	34,151	30,153	31,407	29,987

Net loss per common share — basic and diluted	$(0.01)	$(0.11)	$(0.16)	$(3.47)

Quovadx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Cash flows from operating activities
Net loss	$(508)	$(3,454)	$(4,991)	$(104,112)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,022	2,227	9,764	8,673
Amortization of acquired intangibles	649	585	1,720	2,307
Goodwill impairment	—	—	—	93,085
Gain on sale of assets	—	—	—	(87)
Stock compensation expense	—	53	—	231
Bad debt expense	—	474	477	474
Change in assets and liabilities:
Accounts receivable	(7,697)	(3,620)	(10,621)	(4,456)
Unbilled accounts receivable	(2,468)	1,737	(4,321)	2,245
Other assets	1,675	9	896	204
Accounts payable	4,351	(414)	5,611	(477)
Accrued liabilities	(2,373)	(1,007)	(3,224)	(6,445)
Unearned and deferred revenue	1,044	(819)	(878)	(1,715)

Net cash provided by (used in) operating activities	(2,305)	(4,229)	(5,567)	(10,073)

Cash flows from investing activities
Purchase of property and equipment	(475)	(309)	(1,581)	(1,457)
Business acquisition, net of acquired cash	(8,048)	—	(14,555)	(1,633)
Capitalized software	(1,145)	(612)	(3,556)	(3,733)
Other investing activities	—	2	—	9

Net cash used in investing activities	(9,668)	(919)	(19,692)	(6,814)

Cash flows from financing activities
Proceeds from issuance of common stock	777	164	1,326	1,022

Net cash provided by financing activities	777	164	1,326	1,022

Cash, cash equivalents and short-term investments
Net decrease	(11,196)	(4,984)	(23,933)	(15,865)
Beginning of period	34,884	52,605	47,621	63,486

End of period	$23,688	$47,621	$23,688	$47,621

Reconciliation to GAAP basis
Net cash used in investing activities	$(9,668)	$(919)	$(19,692)	$(6,814)
Sale of short-term investments	4,611	19,904	24,442	55,884
Purchase of short-term investments	—	(53,207)	(8,065)	(63,805)

Net cash provided by (used in) investing activities — GAAP basis	$(5,057)	$(34,222)	$(3,315)	$(14,735)